EXHIBIT 11

(In thousands, except per share data)

PRIMARY

                                                               Three Months Ended
                                                    ---------------------------------------
                                                    September 29, 1996      October 1, 1995
                                                    ---------------------------------------

Weighted average number of common and
 common equivalent shares outstanding:
  Common stock                                       2,372                   2,370
  Common equivalent shares resulting from
   stock options (treasury stock method)                83                      77
                                                   -------------------------------

Total                                                2,455                   2,447
                                                   ===============================

Net income                                         $  188                   $   24
                                                   ===============================

Net income per common share                        $  .08                   $  .01
                                                   ===============================